Exhibit 99.1

FOR IMMEDIATE RELEASE
January 27, 2006	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Annual and Quarterly Results

18% Increase in Annual Earnings

Elizabethtown, Kentucky, January 27, 2006 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share for the quarter ended December 31, 2005 of $0.59, an increase of 4% from $0.57 for the quarter ended December 31, 2004.  Return on equity was 14.5% for the quarter and return on assets was 1.23%.

Diluted net income per share for the year ended December 31, 2005, was $2.27, an increase of 18% from $1.93 for the year ended December 31, 2004.  For the year ended December 31, 2005, return on equity was 14.6% and return on assets was 1.22%.

“We are pleased to announce these record financial results for the year,” commented President and Chief Executive Officer, B. Keith Johnson.  “Accompanying our record earnings for the year was a record return on equity, excellent credit quality, a strong net interest margin, and an improved efficiency ratio.  The commitment of our associates to providing superior customer service contributed to the continued growth in our balance sheet, including a $44 million increase in retail and commercial deposits for the year.”

“In addition, we are proud to be recognized by the Kentucky Society for Human Resource Management as one of Kentucky’s “Best Places to Work”.  The recognition was based on extensive surveys of company policies, practices and associate opinions.  Fostering an excellent work environment for our associates allows them to focus on providing customer service which exceeds expectations.  Our consistent and solid financial results reflect the distinctive personal service provided by our employees,” added Mr. Johnson.  “We are also gratified in having our lowest year for associate turnover in the past five years.”

The enhancement of the Company’s retail branch network continues to produce encouraging results.  Total deposits have grown at a 7% compound annual growth rate over the past four years.  Total deposits were $593 million at December 31, 2005.

The development of the retail branch network into the Metro Louisville market also generated positive results.  The Company has a combined $30 million in deposits in its two new full-service facilities in the Metro Louisville market experiencing a 71% increase in deposits for the year.  The Company opened these new facilities in the second quarter of 2004 to support its growing customer base in this market.  Twenty-one percent of the Company’s loan portfolio resides in its Metro Louisville market.

The Company also has been significantly investing in its branch network outside of the Louisville metropolitan market, where the Company has a combined 22% deposit market share.  The Company has renovated several of its existing branches and has under construction a new full-service banking center in Hardin County scheduled to open in early 2006.  The design of the new and enhanced facilities represents the Company’s state of the art prototype branch with a retail-focused design, complimenting the Company’s commitment to providing superior customer service.

The Company’s emphasis on commercial lending generated a 6% compound annual growth rate in the total loan portfolio and a 30% compound annual growth rate in commercial loans over the past four years.  Commercial loans were $403 million at December 31, 2005, an increase of $58 million, or 17%, from December 31, 2004.

The growth in the Company’s commercial loan portfolio, coupled with the rising interest rate environment, has favorably impacted the level of interest income generated by the Company.  Net interest margin increased to 3.93% for the year ended December 31, 2005, compared to 3.76% a year ago.  This has resulted in a $639,000 increase in net interest income to $7.2 million for the quarter ended December 31, 2005 and a $3.2 million increase in net interest income to $27.5 million for the year ended December 31, 2005, compared to the respective periods in 2004.  The increasing interest rate environment positively impacted net interest margin due to the growth in the adjustable rate commercial loans coupled with the decrease in residential fixed rate loans in the Company’s loan portfolio.  Net interest margin has increased in each of the last seven quarters and is likely to continue to benefit from continued increases in the Prime lending rate.  However, the flattening of the yield curve will likely slow the increases in net interest margin over future quarters.

The Company’s asset quality remains favorable.  Net charge-offs as a percent of total loans were 0.06% for the year ended December 31, 2005, compared to 0.12% for the same period year ago.  The allowance for loan losses as a percent of total loans, increased to 1.15% at December 31, 2005 compared to 1.07% at December 31, 2004.  The percentage of non-performing loans to total loans was 0.97% at December 31, 2005, compared to 0.87% at December 31, 2004.

Provision for loan loss expense increased $319,000 to $502,000 for the quarter ended December 31, 2005, compared to $183,000 for the quarter ended December 31, 2004.  The Company experienced a $17 million increase in loan growth for the quarter ended December 31, 2005, compared to $650,000 in loan growth for the same quarter ended in 2004.  Additional provision expense was made for the quarter ending December 31, 2005 to maintain the level of allowance for loan loss.  For the year ended December 31, 2005, provision for loan loss expense decreased $398,000 to $1.3 million, compared to $1.7 million for a year ago.  The decrease in the provision for the year was related to a decrease in net charge offs of $364,000 to $371,000 for the year ended December 31, 2005 compared to $735,000 the prior year.

Non-interest income increased $59,000 to $2.0 million for the quarter ended December 31, 2005.  For the year ended, non-interest income decreased $37,000 to $8.1 million.   Service charge revenue increased $116,000 to $1.4 million for the quarter ended December 31, 2005, and $254,000 for the year ended December 31, 2005, compared to the same periods a year ago.

Non-interest expense increased $334,000, to $5.2 million for the quarter ended December 31, 2005, and $1.5 million to $20.8 million for the year ended December 31, 2005, compared to the same periods a year ago.  The primary contributing factors to this increase were the additional operating and employee compensation expenses related to the recent expansion efforts.  Twenty-four retail staff positions were added for the expansion into the Louisville metropolitan market, coupled with expanded facilities in Hardin County and Bullitt County, Kentucky.  Additional increases in staff have taken place during 2004 and 2005 to continue the transformation towards a stronger retail sales culture and to provide expanded products and services to our retail and commercial customers.  The Company’s efficiency ratio was 58% for the year ended December 31, 2005 and 59% for the year ended December 31, 2004.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq National Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Spear, Leeds & Kellogg	Sandler O’Neill

Howe Barnes Investments, Inc.

MORE

News Release

First Financial Service Corporation

January 27, 2006

Page Three

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

	December 31,
(Dollars in thousands, except share data)	2005	2004

ASSETS
Cash and due from banks	$22,799	$27,910
Federal funds sold	—	8,000
Cash and cash equivalents	20,451	35,910

Securities available-for-sale	28,324	21,928
Securities held-to-maturity, fair value of $32,434 Dec (2005) and $34,557 Dec (2004)	33,231	34,915
Total securities	61,555	56,843

Loans held for sale	597	1,219
Loans receivable, net of unearned fees	642,520	604,698
Allowance for loan losses	(7,377)	(6,489)
Net loans receivable	635,740	599,428

Federal Home Loan Bank stock	7,194	6,845
Cash surrender value of life insurance	7,637	7,353
Premises and equipment, net	19,134	17,469
Real estate owned:
Acquired through foreclosure	1,022	681
Held for development	337	389
Other repossessed assets	119	40
Goodwill	8,384	8,384
Accrued interest receivable	3,051	2,487
Other assets	1,889	1,817

TOTAL ASSETS	$766,513	$737,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$39,145	$38,441
Interest bearing	551,961	547,945
Total deposits	591,106	586,386

Federal funds purchased	19,500	—
Advances from Federal Home Loan Bank	78,375	78,904
Subordinated debentures	10,000	10,000
Accrued interest payable	389	413
Accounts payable and other liabilities	1,023	637
Deferred income taxes	1,379	1,505

TOTAL LIABILITIES	701,772	677,845

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 3,983,530 shares Dec (2005), and 3,645,438 shares Dec (2004)	3,984	3,645
Additional paid-in capital	16,409	8,226
Retained earnings	44,291	47,174
Accumulated other comprehensive income, net of tax	57	756

TOTAL STOCKHOLDERS’ EQUITY	64,741	59,801
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$766,513	$737,646

News Release

First Financial Service Corporation

January 27, 2006

Page Four

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Interest Income:
Interest and fees on loans	$11,416	$9,862	$42,481	$37,364
Interest and dividends on investments and deposits	702	506	2,887	1,779
Total interest income	12,118	10,368	45,368	39,143

Interest Expense:
Deposits	3,680	2,737	13,199	10,478
Federal funds purchased	136	24	148	47
Federal Home Loan Bank advances	951	946	3,803	3,738
Subordinated debentures	195	144	712	529
Total interest expense	4,962	3,851	17,862	14,792

Net interest income	7,156	6,517	27,506	24,351
Provision for loan losses	502	183	1,258	1,656
Net interest income after provision for loan losses	6,654	6,334	26,248	22,695

Non-interest Income:
Customer service fees on deposit accounts	1,356	1,240	5,167	4,913
Gain on sale of mortgage loans	266	179	868	862
Brokerage commissions	77	91	313	404
Gain on sale of real estate held for development	—	—	143	526
Gain on sale of investments	—	176	381	202
Other income	310	264	1,195	1,197
Total non-interest income	2,009	1,950	8,067	8,104

Non-interest Expense:
Employee compensation and benefits	2,723	2,629	11,126	10,295
Office occupancy expense and equipment	548	482	2,065	1,833
Marketing and advertising	198	188	778	726
Outside services and data processing	557	511	2,393	2,134
Bank franchise tax	195	202	788	822
Other expense	962	837	3,609	3,464
Total non-interest expense	5,183	4,849	20,759	19,274

Income before income taxes	3,480	3,435	13,556	11,525
Income taxes	1,127	1,124	4,412	3,735
Net Income	$2,353	$2,311	$9,144	$7,790

(1) Shares applicable to basic income per share	3,984,395	4,009,982	3,998,047	4,025,212
(1) Basic income per share	$0.59	$0.58	$2.29	$1.94

(1) Shares applicable to diluted income per share	4,020,113	4,027,980	4,025,181	4,042,749
(1) Diluted income per share	$0.59	$0.57	$2.27	$1.93

(1)  Adjusted to reflect the impact of the stock dividend declared September 22, 2005.

News Release

First Financial Service Corporation

January 27, 2006

Page Five

FIRST FINANCIAL SERVICE CORPORATION

Unaudited Selected Ratios and Other Data

	As of and For the		As of and For the
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Data	2005	2004	2005	2004

Performance Ratios

Return on average assets	1.23%	1.26%	1.22%	1.12%

Return on average equity	14.47%	15.43%	14.60%	13.47%

Average equity to average assets	8.51%	8.19%	8.33%	8.28%

Net interest margin	4.03%	3.83%	3.93%	3.76%

Efficiency ratio from continuing operations	56.55%	57.27%	58.36%	59.39%

Book value per share			$16.25	$14.91

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)			0.97%	0.87%

Non-performing assets as a percent of total loans (1)			1.15%	0.99%

Allowance for loan losses as a percent of total loans (1)			1.15%	1.07%

Allowance for loan losses as a percent of non-performing loans			118%	124%

(1) Excludes loans held for sale.